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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 2003

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact name of registrant as specified in its charter)

MARYLAND	1-13232	84-1259577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4582 SOUTH ULSTER STREET PARKWAY
SUITE 1100, DENVER, CO 80237
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (303) 757-8101

NOT APPLICABLE
(Former name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        Apartment Investment and Management Company ("Aimco") has provided the following regarding the previously disclosed litigation known as In Re Real Estate Associates Limited Partnership Litigation (the "REAL Litigation"). Aimco is not a party to the REAL Litigation.

        On December 30, 2003, the previously disclosed Stipulation of Settlement with the plaintiff class (the "Plaintiffs") and their counsel relating to the settlement of the REAL Litigation became effective in accordance with its terms. In addition, on December 30, 2003, the previously disclosed Settlement Agreement with the prior shareholders of Casden Properties, Inc., National Partnership Investments Corp. ("NAPICO") and Aimco also closed in accordance with its terms.

        The principal terms of the Stipulation of Settlement include, among other things, (1) payments in both cash ($29 million) and stock ($19 million) by Alan I. Casden, on behalf of himself, NAPICO and other defendants, to the Plaintiffs, (2) guaranteed payments in an aggregate amount of $35 million ($7 million per year for 5 years), plus interest, by NAPICO to the Plaintiffs, (3) a release of claims of all parties associated with the REAL Litigation and (4) joint agreement by the parties to request that a new judgment be entered in the REAL Litigation to, among other things, expunge the judgment originally entered against NAPICO and the other defendants.

        The principal terms of the Settlement Agreement include, among other things, that (1) NAPICO will voluntarily discontinue the action it commenced on May 13, 2003 against the former shareholders of Casden Properties, Inc. and other indemnitors in the previously disclosed Casden Merger, (2) Alan I. Casden and certain related entities will resolve certain pending claims for indemnification made by NAPICO, Aimco and their affiliates, (3) Aimco or an affiliate will provide $25 million of the $29 million in cash that Alan I. Casden is obligated to provide under the Stipulation of Settlement in exchange for 531,915 shares of Aimco Class A Common Stock owned by The Casden Company, and (4) The Casden Company will promise to pay to NAPICO an aggregate amount of $35 million ($7 million per year for 5 years), plus interest, on a secured, nonrecourse basis. The Casden Company can prepay its obligation set forth in item (4) above in shares of Aimco Class A Common Stock having a value based on the greater of $47 per share or the market value of such shares at the time of payment.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2004

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ PAUL J. MCAULIFFE Paul J. McAuliffe Executive Vice President and Chief Financial Officer

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  ITEM 5. OTHER EVENTS
SIGNATURE